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                                                                  EXHIBIT 21.1


                                  SUBSIDIARIES

Visio International Limited (formerly Shapeware International Limited) Dublin, Ireland

Visio International (UK) Limited (formerly Shapeware International (UK) Limited) London, England

Visio France SARL (formerly Shapeware France SARL)
Paris, France

Visio GmbH (formerly Shapeware GmbH)
Munich, Germany

Visio International Incorporated
Seattle, Washington U.S.A.
        doing business as
        Visio International Incorporated (Asia/Pacific)
        Visio International Incorporated (Australia/New Zealand)
        Visio International Incorporated (Latin America)